UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of report (Date of earliest event reported): January 21, 2014
________________________
EMC CORPORATION
(Exact name of registrant as specified in its charter)

Massachusetts	1-9853	04-2680009
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification Number)

176 South Street Hopkinton, Massachusetts (Address of principal executive offices)		01748 (Zip Code)
Registrant's telephone number, including area code: (508) 435-1000

N/A
(Former Name or Former Address, if changed since last report)
________________________

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.

AirWatch Acquisition by VMware

On January 21, 2014, EMC’s majority-owned subsidiary VMware, Inc. (“VMware”) entered into an Agreement and Plan of Merger (the “Merger Agreement”) to acquire A.W.S. Holding, LLC (“AirWatch Holding”), the sole member and equityholder of AirWatch LLC.

Under the terms of the Merger Agreement, all outstanding membership units of AirWatch Holding outstanding at the completion of the merger will be converted into the right to receive a cash payment, which will be determined by dividing the merger consideration (described below) by the total number of AirWatch Holding units outstanding at the completion of the merger (calculated on a fully-diluted basis, but excluding certain restricted membership units granted in connection with the transaction).

Vested, in-the-money options to purchase AirWatch Holding units will be converted into a right to receive a cash payment equal to (a) the aggregate amount of consideration payable in respect of AirWatch Holding units issuable upon exercise of such options, had such options been exercised in full prior to completion of the merger, minus (b) the exercise price for such options. In addition, VMware will substitute all unvested AirWatch Holding unit options and unvested restricted membership units outstanding at the completion of the merger. These substituted equity awards will be converted into VMware equity awards based on an exchange ratio derived from the per unit merger consideration payable to holders of AirWatch Holding units and the 30-day trading average of VMware’s Class A common stock prior to the completion of the merger. VMware currently expects that up to approximately 2 million shares of VMware Class A common stock will be issuable upon vesting of the substituted equity awards, subject to final calculation of the exchange ratio at closing. The substituted awards will vest in four or less years after closing, subject to employees meeting vesting requirements.

The merger consideration that will be used to determine the price per unit payable in cash for outstanding AirWatch Holding units and the exchange ratio for the assumption of AirWatch Holding equity awards is an amount equal to $1,507,000,000.  In addition, consideration of approximately $34 million will also be paid in connection with the transaction including retention equity awards granted to the employees of AirWatch Holding. The merger consideration is reduced by (a) the estimated amount of any AirWatch Holding transaction expenses incurred in connection with the merger, and (b) the amount, if any, by which the AirWatch Holding’s good faith estimate of the amount of AirWatch Holding’s working capital as of the completion of the merger, as calculated in accordance with the Merger Agreement, is less than $0.00.

A portion of the merger consideration (approximately $0.3 billion) payable to designated AirWatch Holding founders and certain key executives, including their contributions to escrow, is payable following the closing of the merger in either cash or VMware stock, at the option of VMware, pursuant to the Merger Agreement and installment payment agreements, and is subject to specified employment conditions.

The merger and the Merger Agreement have been approved by the board of managers and the board of directors of AirWatch Holding and VMware, respectively, and by the requisite vote of the AirWatch Holding unitholders and the Class B common stockholder of VMware. Completion of the transaction is subject to various closing conditions, including, among others, clearance under the Hart-Scott-Rodino Antitrust Improvements Act, continuation of employment at AirWatch Holding or its relevant subsidiary of certain AirWatch Holding employees, the accuracy of each party’s representations and warranties

(subject to certain exceptions), execution by certain major AirWatch Holding unitholders of joinder agreements, compliance in all material respects by the other party with its covenants and the absence of any material adverse effect on AirWatch Holding. The merger is expected to close late in the first quarter of 2014.

The Merger Agreement provides that AirWatch Holding and VMware each have the right to terminate the Merger Agreement on the occurrence of certain events, including if the transaction is not consummated by April 30, 2014, subject to extension up to October 31, 2014 if the parties have not received clearance under the Hart-Scott-Rodino Antitrust Improvements Act at such time but all other conditions to closing have been satisfied.

The Merger Agreement further provides that VMware will provide a bridge loan of $25,000,000 to AirWatch Holding if the closing of the merger has not occurred by June 1, 2014, and by an additional $25,000,000 if the closing has not occurred by September 1, 2014, if the parties have not received clearance under the Hart-Scott-Rodino Antitrust Improvements Act at such time but all other conditions to closing have been satisfied.

The Merger Agreement contains customary representations and warranties of AirWatch Holding and VMware, covenants regarding AirWatch Holding’s operation of its business prior to the closing date and provisions regarding indemnification in favor of VMware. VMware will deposit into escrow $115 million of the merger consideration otherwise payable in the merger to holders of AirWatch Holding units and equity awards, to be held in escrow as security for indemnification claims, if any, under the Merger Agreement for a period of eighteen months (or longer in certain cases) following the completion of the merger.

Promissory Notes

On January 21, 2014, EMC and VMware entered into a Note Exchange Agreement providing for the issuance of three promissory notes in the aggregate principal amount of $1.5 billion. Of such amount, $450 million is the exchange of VMware's promissory note issued to EMC in April 2007, as amended and restated on June 10, 2011, and the remaining $1.05 billion represents new loan proceeds from EMC.

The three notes issued will have the following principal amounts and maturity dates: $680 million due May 1, 2018, $550 million due May 1, 2020 and $270 million due December 1, 2022.

The notes will bear interest at the annual rate of 1.75% or the Applicable Federal Rate for the month in which the borrowing occurs, whichever is higher. Interest is payable quarterly in arrears. The notes may be repaid without penalty or premium. VMware expects to draw down on all three notes in late January 2014.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

EMC CORPORATION

By:	/s/ Paul T. Dacier
Paul T. Dacier
Executive Vice President and General Counsel

Date:    January 22, 2014